 GLOBALSTAR ANNOUNCES THIRD QUARTER 2023 RESULTS

Covington, LA, November 2, 2023 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the third quarter and year to date period ended September 30, 2023.

"Globalstar continued to sustain its record growth this year, with a significant improvement in profitability during the third quarter driven by a 53% increase in total revenue. Given the high margin nature of our revenue sources, Adjusted EBITDA increased 125% over the third quarter of last year. We continued to see momentum build outside of our wholesale services, reflecting new initiatives in Commercial IoT,” said Rebecca Clary, Chief Financial Officer. Clary continued, “As a result, we are increasing guidance for 2023 total revenue to a new range between $215 and $230 million.”

Dr. Paul E. Jacobs, Chief Executive Officer, said, “Twenty-five years ago yesterday, my father made the first satellite phone call on the Globalstar network to Bernard Schwarz, his partner at Loral. Today, I’m excited to be leading Globalstar as we embark on a new chapter that builds on their vision. New applications, services, and network configurations are driving increased demand for connectivity, on the ground and from space. Globalstar has the technology and team to capitalize on these opportunities.”

“My first sixty days were spent meeting with customers and partners and reviewing our products and projects. I met with our teams across the country, as well as with shareholders and industry analysts. There is a lot of excitement about Globalstar's potential.”

Dr. Jacobs continued, “We can deliver solutions at scale across the globe. As we position the Company for longer term growth, we are evaluating significant opportunities, both satellite and terrestrial. Furthermore, our new XCOMP technology, which enhances wireless performance including spectral efficiency, opens an entirely new revenue category for us going forward.”

“The transformation over the last year and performance to date reflects just the beginning of our efforts. We have new satellites underway, an expanding Band 53-capable ecosystem, and the ability to provide services to a large and ever increasing number of people around the world. Our continuing goal is to leverage our unique assets, our proprietary technologies and our team's industry leadership to differentiate our products and services in the space and terrestrial markets."

THIRD QUARTER FINANCIAL REVIEW

Total Revenue

Total revenue increased $20.1 million, or 53%, to $57.7 million during the third quarter of 2023 compared to the third quarter of 2022, due to higher service revenue.

Service Revenue

Service revenue increased $20.3 million, or 61%, during the third quarter of 2023, due primarily to higher wholesale service revenue. This revenue stream increased $20.5 million from the prior year quarter. This increase was due largely to the launch of services in late 2022 as well as continued performance associated with the construction of additional satellites, gateway site improvements and the achievement of other certain milestones.

Consistent with previous quarters this year, subscriber driven revenue was led by growth in Commercial IoT, which saw a revenue increase of 36% from the third quarter of 2022, due to increases in both ARPU and the subscriber base. The increase in ARPU was driven by higher usage as well as the mix of rate plans on which subscribers activate. Gross subscriber activations were up 26% over the last twelve months, compared to the preceding twelve-month period. The third quarter of 2023 set another record for gross subscriber activations, reaching a new record high in any twelve-month period since we started selling Commercial IoT products.

Regarding our legacy services, SPOT was down due to fewer average subscribers. Equipment sales and gross activations over the last twelve months were impacted for several quarters by inventory shortages and back orders of two of our core SPOT products. Second quarter 2023 was the first full quarter of normal production of these devices, and we have seen a correlated increase in activations. Duplex service revenue declined at an expected rate due to attrition in the subscriber base, offset partially by an ARPU increase.

Subscriber Equipment Sales

Subscriber equipment sales decreased $0.3 million or 7% in the third quarter of 2023 compared to the third quarter of 2022. This decrease was due primarily to a spike in sales during the third quarter of 2022 following the resolution of certain production issues in that quarter, which resulted in the fulfillment of many Commercial IoT device back orders.

SPOT equipment revenue increased 12% from the prior year's quarter. Starting in the second quarter of 2023, all SPOT products returned to ordinary production levels, contributing to an increase in revenue during 2023. The volume of both SPOT Gen4 and Trace device sales was up over 100% from the prior year's quarter. All SPOT products are now being manufactured in the ordinary course of business.

Income (Loss) from Operations

Income from operations was $2.0 million during the third quarter of 2023, compared to loss from operations of $186.6 million during the third quarter of 2022. The prior year's quarter was impacted by a non-cash impairment charge of $174.5 million following the abandonment of our second-generation Duplex assets during the third quarter of 2022. Excluding this non-cash charge, the fluctuation in income (loss) from operations was due to higher service revenue (discussed above) offset partially by an increase in operating expenses.

Cost of services increased resulting from higher gateway operating costs, such as lease, maintenance, security, IT and personnel expenses, which have increased in line with our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us and this consideration is recognized as revenue.

Management, general and administrative costs (MG&A) costs were higher during the third quarter of 2023 due in part to costs incurred to enter into and support the License Agreement with XCOM.

Stock-based compensation increased from the prior year's quarter due primarily to restricted stock units granted in connection with the License Agreement, as well as the modification of certain awards. Additionally, increased compensation cost associated with our annual bonus plan, which is generally paid in the form of Globalstar common stock, increased year over year.

Net Loss

Net loss was $6.2 million for the third quarter of 2023, compared to net loss of $204.4 million for the third quarter of 2022. This variance was due primarily to an improvement in operating income (discussed above), coupled with lower interest expense and a favorable fluctuation in foreign currency losses. Interest expense was lower during the third quarter of 2023 due to the payoff of the 2019 Facility Agreement during the first quarter of 2023, as well as higher capitalized interest (which reduces interest expense) due to an increase in capital expenditures as we complete work related to our new satellites.

Adjusted EBITDA

Adjusted EBITDA was $32.0 million during the third quarter of 2023, an increase of $17.8 million or 125% compared to the prior year's quarter, due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

YEAR TO DATE FINANCIAL REVIEW

Total Revenue

Total revenue increased $64.2 million, or 60%, for the nine months ended September 30, 2023 compared to the same period in 2022. This increase was due to both higher service revenue and revenue generated from subscriber equipment sales.

Service Revenue

Consistent with the quarterly results discussed above, service revenue increased due primarily to higher wholesale capacity service revenue. Additionally, higher subscribers and ARPU generated a 17% increase in Commercial IoT service revenue. Partially offsetting this increase were fewer Duplex and SPOT average subscribers for the reasons discussed above.

Subscriber Equipment Sales

Subscriber equipment sales increased 40% due to production challenges in the comparable prior year period.

Income (Loss) from Operations

Income from operations was $11.8 million for the nine months ended September 30, 2023 compared to a loss from operations of $211.7 million during the same period in 2022. As discussed above, nonrecurring non-cash impairment charges were recorded in 2022. Excluding this non-cash charge, higher revenue was partially offset by higher operating expenses.

The increases in cost of services and MG&A are consistent with the quarterly discussion above and in line with the continued increase over past few quarters of 2023. Cost of subscriber equipment sales are higher, consistent with the increase in revenue generated from subscriber equipment sales, with margins narrowing slightly due to the mix of products sold this year.

Net Loss

Net loss improved to $9.6 million for the nine months ended September 30, 2023 from $251.6 million during 2022. Improved operating income (discussed above) was coupled with favorable changes in exchange rate fluctuations and lower interest expense.

Adjusted EBITDA

Adjusted EBITDA was $91.6 million for the year to date period, an increase of $52.5 million or 134% compared to the prior year period, due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

Liquidity

As of September 30, 2023, we held cash and cash equivalents of $64.1 million, compared to $32.1 million as of December 31, 2022. Over the next twelve months, our sources of cash are also expected to include operating cash flows generated from the business and payments under the 2023 Funding Agreement. These sources of cash will be used to pay capital expenditures associated with the new satellites and associated launch costs as well as debt service costs.

FINANCIAL OUTLOOK

We update our previously issued financial guidance for full year 2023 with anticipated results included below. Note that this outlook excludes revenue from terrestrial spectrum opportunities.

◦Total revenue between $215 million and $230 million, which would represent an increase of approximately 45% to 55% over 2022 total revenue.
◦Adjusted EBITDA margin of approximately 55%, compared to 39% in 2022.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Thursday, November 2, 2023. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/rzh3ewbe

To participate in the earnings call via teleconference, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BIb1795fb234da4e7aab66e71fedae905f

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives – from any location – for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOMP technology offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to identify and realize opportunities and to generate the expected revenues and other benefits of the license agreement, our ability to integrate the licensed technology into our current line of business, the ability of Dr. Jacobs and other new employees to drive innovation and growth, our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, future increases in our revenue and profitability, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Service revenue	$53,643	$33,301	$155,245	$95,693
Subscriber equipment sales	4,040	4,325	16,154	11,505
Total revenue	57,683	37,626	171,399	107,198
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	13,872	11,294	37,938	32,783
Cost of subscriber equipment sales	3,458	3,490	13,429	9,153
Cost of subscriber equipment sales - reduction in the value of inventory	—	8,537	—	8,553
Marketing, general and administrative	12,090	8,607	31,843	25,166
Stock-based compensation	4,346	2,100	10,638	4,575
Reduction in the value of long-lived assets	35	166,001	35	166,526
Depreciation, amortization, and accretion	21,865	24,238	65,688	72,151
Total operating expenses	55,666	224,267	159,571	318,907
Income (loss) from operations	2,017	(186,641)	11,828	(211,709)
Other (expense) income:
Loss on extinguishment of debt	—	—	(10,403)	—
Interest income and expense, net of amounts capitalized	(3,945)	(7,583)	(11,047)	(24,300)
Foreign currency loss	(4,151)	(9,406)	(206)	(13,297)
Derivative gain (loss) and other	25	(884)	373	(2,223)
Total other expenses	(8,071)	(17,873)	(21,283)	(39,820)
Loss before income taxes	(6,054)	(204,514)	(9,455)	(251,529)
Income tax expense (benefit)	115	(153)	185	51
Net loss	$(6,169)	$(204,361)	$(9,640)	$(251,580)

Net loss attributable to common shareholders	(8,842)	(204,361)	(17,572)	(251,580)
Net loss per common share:
Basic	$0.00	$(0.11)	$(0.01)	$(0.14)
Diluted	0.00	(0.11)	(0.01)	(0.14)
Weighted-average shares outstanding:
Basic	1,836,251	1,800,504	1,820,582	1,799,364
Diluted	1,836,251	1,800,504	1,820,582	1,799,364

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$64,136	$32,082
Accounts receivable, net of allowance for credit losses of $2,086 and $2,892, respectively	43,218	26,329
Inventory	12,197	9,264
Prepaid expenses and other current assets	24,087	13,569
Total current assets	143,638	81,244
Property and equipment, net	612,911	560,371
Operating lease right of use assets, net	34,273	30,859
Prepaid satellite costs and customer receivable	13,600	27,570
Intangible and other assets, net of accumulated amortization of $12,060 and $10,908, respectively	106,190	38,425
Total assets	$910,612	$738,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$32,200	$—
Accounts payable	3,631	3,843
Vendor financing	—	59,575
Accrued expenses	24,837	22,554
Accrued satellite construction costs	65,744	36,139
Payables to affiliates	153	326
Deferred revenue, net	58,091	74,639
Total current liabilities	184,656	197,076
Long-term debt	307,130	132,115
Operating lease liabilities	29,524	27,635
Deferred revenue, net	2,020	62,877
Other non-current liabilities	3,916	3,995
Total non-current liabilities	342,590	226,622

Stockholders’ equity:
Preferred Stock of $0.0001 par value; 99,700,000 shares authorized and none issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Series A Preferred Convertible Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Voting Common Stock of $0.0001 par value; 2,150,000,000 shares authorized; 1,876,120,002 and 1,811,074,696 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	188	181
Additional paid-in capital	2,424,073	2,345,612
Accumulated other comprehensive income	9,009	9,242
Retained deficit	(2,049,904)	(2,040,264)
Total stockholders’ equity	383,366	314,771
Total liabilities and stockholders’ equity	$910,612	$738,469

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net loss	$(6,169)	$(204,361)	$(9,640)	$(251,580)

Interest income and expense, net	3,945	7,583	11,047	24,300
Derivative (gain) loss	56	(662)	(243)	1,066
Income tax expense (benefit)	115	(153)	185	51
Depreciation, amortization, and accretion	21,865	24,238	65,688	72,151
EBITDA	19,812	(173,355)	67,037	(154,012)

Non-cash compensation	4,346	2,100	10,638	4,575
Non-cash consideration under SSA (2)	892	—	892	—
Foreign exchange gain and other	4,070	9,451	(234)	12,953
Reduction in value of inventory and long-lived assets	35	174,538	35	175,079
License Agreement transaction costs	2,851	—	2,851	—
Non-cash settlement of pension plan	—	1,501	—	1,501
Loss on extinguishment of debt	—	—	10,403	—
Shareholder litigation cost recovery	—	—	—	(1,000)
Adjusted EBITDA (1)	$32,006	$14,235	$91,622	$39,096

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)
In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Service revenue:
Subscriber services
Duplex	$7,978	$9,021	$20,088	$22,103
SPOT	11,350	11,753	33,703	34,544
Commercial IoT	6,347	4,673	16,881	14,381
Wholesale capacity services	27,517	6,972	83,406	22,640
Engineering and other services	451	882	1,167	2,025
Total service revenue	53,643	33,301	155,245	95,693

Subscriber equipment sales:
SPOT	1,746	1,558	6,185	4,707
Commercial IoT	2,262	2,713	9,975	6,427
Other	32	54	(6)	371
Total subscriber equipment sales	4,040	4,325	16,154	11,505

Total revenue	$57,683	$37,626	$171,399	$107,198

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average subscribers
Duplex	33,501	41,204	35,143	42,046
SPOT	258,485	276,203	262,818	275,250
Commercial IoT	477,344	444,397	472,812	434,338
Other	376	428	391	13,337
Total	769,706	762,232	771,164	764,971

ARPU (1)
Duplex	$79.38	$72.98	$63.51	$58.41
SPOT	14.64	14.18	14.25	13.94
Commercial IoT	4.43	3.51	3.97	3.68

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.